Exhibit 99.1

Noble Corporation plc
Devonshire House
1 Mayfair Place
London W1J 8AJ
England

PRESS RELEASE

NOBLE CORPORATION PLC REPORTS THIRD QUARTER 2015 RESULTS

OPERATIONAL EXCELLENCE AND FINANCIAL DISCIPLINE DRIVE STRONG PERFORMANCE

London, October 28, 2015 – Noble Corporation plc (NYSE:NE) today reported third quarter 2015 net income attributable to Noble Corporation of $326 million, or $1.32 per diluted share, on revenues of $897 million. Results for the quarter include the recognition of $148 million after tax, or $0.60 per diluted share, representing the proceeds of the Noble Homer Ferrington arbitration award. Excluding the impact of the arbitration award, net income attributable to Noble Corporation was $178 million, or $0.72 per diluted share, on revenues of $760 million. The results compared to net income attributable to Noble Corporation in the second quarter of 2015 of $159 million, or $0.64 per diluted share, on revenues of $794 million. For the third quarter of 2014, net income from continuing operations attributable to Noble Corporation was $147 million, or $0.57 per diluted share, on revenues of $829 million.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation plc, noted several highlights, stating, “Third quarter results reflect our commitment to excel on multiple fronts and further strengthen Noble’s excellent position in the offshore industry. Our well-contracted, premium fleet continued to experience strong operational excellence, with downtime in the quarter better than our guidance, resulting in a year-to-date operational downtime measure of an impressive 4 percent. The margin on our contract drilling operations, which was 67 percent in the quarter including the Noble Homer Ferrington arbitration award, remained steady at 59 percent on an adjusted basis, aided by another step down in operating costs, as we continue to gain efficiencies through cost control initiatives. These initiatives are expected to drive further reductions in operating costs and capital expenditures as we conclude 2015 and move into 2016. Finally, our commitment to financial discipline was evident in the quarter as we strengthened our balance sheet following the repayment of Senior Notes, utilizing cash on hand, while maintaining a robust measure of liquidity.”

With regard to the accounting treatment of the Noble Homer Ferrington arbitration award in third quarter results, the amount received totaled $177 million, with $137 million recognized as contract drilling services revenues, $30 million as interest income, and $10 million awarded for the reimbursement of costs and fees recognized as a reduction of contract drilling costs.

MORE

Contract drilling services revenues in the third quarter of 2015 were $874 million. Adjusted for the recognition of $137 million related to the Noble Homer Ferrington arbitration, contract drilling services revenues totaled $737 million, compared to revenues of $771 million in the second quarter of 2015. The 4 percent decline was largely attributable to lower average dayrates across the fleet and a modest increase in downtime, partially offset by an additional calendar day in the quarter. Fleet utilization in the third quarter was down slightly to 82 percent compared to 83 percent in the second quarter, driven by lower utilization in the floating rig fleet, while utilization of the jackup rig fleet was unchanged. Average daily revenues in the third quarter were $385,800. Adjusted for the arbitration award, average daily revenues declined to $325,500, compared to $340,200 in the second quarter, as both the floater and jackup rig sectors experienced lower average dayrates. Contract drilling services operating costs totaled $293 million in the third quarter, including the $10 million favorable impact from the arbitration, representing an 8 percent reduction from $319 million in the previous quarter. The decline was largely due to lower shorebase and operations support costs in addition to the arbitration impact, partially offset by modestly higher repair and maintenance expenses and costs associated with the reactivation in the quarter of the semisubmersible Noble Paul Romano and newbuild jackup Noble Tom Prosser. The continued decline in quarterly contract drilling operating costs was the primary factor behind the Company’s contract drilling services margin remaining steady, relative to the previous quarter, at 59 percent, exclusive of the benefit relating to settlement of the Noble Homer Ferrington arbitration.

Net cash from operating activities totaled $484 million in the third quarter of 2015, and $1.25 billion for the nine months ended September 30, 2015. Capital expenditures were $110 million in the third quarter, with expenditures for the nine months ended September 30, 2015 totaling $280 million. With the continued success of cost control initiatives, coupled with revised timing on certain expenditures, the Company has reduced its expected 2015 capital spending to $450 million from the original forecasted amount of $585 million.

At September 30, 2015, total debt was $4.5 billion compared to $4.8 billion at June 30, 2015. During the third quarter, the Company repaid Senior Notes totaling $350 million, utilizing cash on hand. With the reduction in total debt, the Company’s debt to total capitalization ratio was 37 percent at September 30, 2015, improving from 40 percent at June 30, 2015. Liquidity, defined as cash, cash equivalents and availability under revolving credit facilities, was $2.8 billion at the end of the third quarter, essentially unchanged from the level at June 30, 2015.

Operating Highlights

Utilization of the Company’s floating rig fleet, comprised of nine drillships and eight semisubmersibles, was 81 percent in the third quarter of 2015, compared to 82 percent in the previous quarter. The slight decline in utilization was caused primarily by idle time on the semisubmersible Noble Danny Adkins, which completed a contract in late August. The decline was partially offset by the reactivation of the semisubmersible Noble Paul Romano, which commenced a four-well contract in the U.S. Gulf of Mexico during the quarter. Average daily revenues for the floating fleet were $566,200 in the third quarter, including the Noble Homer Ferrington settlement. On an adjusted basis, these were $457,900, compared to $471,800 in the previous quarter. The reduction was due largely to lower average daily revenues on the Noble Danny Adkins. At the conclusion of the third quarter, the semisubmersible Noble Homer Ferrington remained cold stacked and the semisubmersibles Noble Max Smith and Noble Danny Adkins were idle. All nine of the Company’s drillships remained under contract. Following the conclusion of the third quarter, the Noble Danny Adkins was awarded a two-well contract for work in the U.S. Gulf of Mexico. The contract is expected to commence in early November 2015.

Utilization of the Company’s jackup rig fleet, comprised of 15 units, including one unit under construction, was 84 percent in the third quarter of 2015, unchanged from the previous quarter. Average daily revenues in the segment declined to $159,700 in the third quarter from $171,500 in the previous quarter, due primarily to the commencement of new contracts, or contract extensions at lower dayrates on the Noble Regina Allen, Noble Alan Hay and Noble David Tinsley. During the third quarter, the Company’s newbuild JU3000 jackup rig Noble Sam Hartley completed enhancements to its technical features. In September, the high-specification unit was awarded its initial contract by Total for work offshore Southeast Asia. The six well contract is expected to commence in early 2016 at a dayrate of $111,000 and take approximately three years to complete, adding an estimated $122 million to the Company’s backlog. Following the Noble Sam Hartley contract award, all six of Noble’s newbuild JU3000 jackups have secured contracts. Also, in early October, the newbuild jackup Noble Tom Prosser commenced an 18-month contract offshore Australia at a dayrate of $203,000. At the conclusion of the third quarter, the Noble Charles Copeland was idle, and the Noble Mick O’Brien remained idle, but the latter rig is expected to commence an estimated 400-day contract in the Middle East during the second quarter of 2016.

At September 30, 2015, Noble’s total contract backlog was $8.1 billion compared to $8.7 billion at June 30, 2015. For the remainder of 2015, 78 percent of the Company’s available rig operating days were committed to contracts, including 80 percent of floating rig days and 74 percent of jackup rig days. For 2016, an estimated 67 percent of available rig operating days are committed to contracts, consisting of 58 percent and 76 percent of floating and jackup rig days, respectively.

Outlook

In closing, Williams stated, “Noble possesses a number of important elements that remain critical for successfully managing the offshore industry’s cyclical trough. Of greatest importance is our contract cover, which remains strong into 2017 and has recently been supplemented by new contracts for the Noble Sam Hartley and Noble Danny Adkins. We believe the limited number of rigs in our fleet with near-term exposure to the current market are located in regions offering reasonable opportunities for follow-on assignments. Our total backlog of $8.1 billion at the conclusion of the third quarter should provide revenue potential in 2016 of an estimated $2.5 billion and another $1.6 billion in 2017. In addition, the consistency of our operational performance and our ability to effectively manage operating costs and capital expenditures have been instrumental in achieving better than expected levels of cash flow while maximizing liquidity. Finally, our recently announced dividend adjustment continues to provide a meaningful return to shareholders and is expected to increase liquidity by more than $220 million annually. This provides the Company with greater flexibility as we remain committed to positioning Noble to achieve value creation through the cycle.”

Non-GAAP Financial Measures

A description of all non-GAAP financial measures used in this press release and a reconciliation to the most comparative GAAP measure is set forth on the Company’s website at www.noblecorp.com in the Investor Relations section.

About Noble Corporation plc

Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile and technically advanced fleets in the offshore drilling industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 32 offshore drilling units, consisting of 17 semisubmersibles and drillships and 15 jackups, focused largely on ultra-deepwater and high-specification jackup drilling opportunities in both established and emerging regions worldwide. Noble is a public limited company registered in England and Wales with company number 08354954 and registered office at Devonshire House, 1 Mayfair Place, London, W1J 8AJ England. Additional information on Noble is available at www.noblecorp.com.

Forward-looking Disclosure Statement

Statements regarding contract backlog, future earnings, costs, expense management, revenue, rig demand, fleet condition, operational or financial performance, shareholder value, shipyard projects, contract commitments, dayrates, contract commencements, contract extensions, renewals or renegotiations, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, dividend levels, sustainability of dividend levels, capital allocation strategies, liquidity, competitive position, capital expenditures, financial flexibility, debt levels, debt repayment, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, market conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble Corporation plc also has scheduled a conference call and webcast related to its third quarter 2015 results on Thursday, October 29, 2015, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 61272025, or by asking for the Noble Corporation plc conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, October 29, 2015, beginning at 11:00 a.m. U.S. Central Daylight Time, through Friday, November 27, 2015, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 61272025. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain,
Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed,
Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating revenues
Contract drilling services	$873,813	$810,200	$2,424,481	$2,360,205
Reimbursables	22,858	18,595	70,087	67,558
Other	—	1	—	1

	896,671	828,796	2,494,568	2,427,764

Operating costs and expenses
Contract drilling services	293,067	385,674	934,024	1,109,456
Reimbursables	17,783	13,641	55,592	52,877
Depreciation and amortization	160,652	161,246	473,913	460,306
General and administrative	15,196	24,602	61,558	77,319

	486,698	585,163	1,525,087	1,699,958

Operating income	409,973	243,633	969,481	727,806
Other income (expense)
Interest expense, net of amount capitalized	(54,687)	(37,751)	(161,196)	(114,494)
Interest income and other, net	30,934	2,760	37,085	131

Income before income taxes	386,220	208,642	845,370	613,443
Income tax provision	(41,789)	(40,782)	(124,641)	(110,625)

Net income from continuing operations	344,431	167,860	720,729	502,818
Net income (loss) from discontinued operations, net of tax	—	(20,214)	—	175,532

Net income	344,431	147,646	720,729	678,350
Net income attributable to noncontrolling interests	(18,624)	(20,471)	(57,488)	(60,290)

Net income attributable to Noble Corporation plc	$325,807	$127,175	$663,241	$618,060

Net income attributable to Noble Corporation plc
Income from continuing operations	$325,807	$147,389	$663,241	$442,528
Income (loss) from discontinued operations	—	(20,214)	—	175,532

Net income attributable to Noble Corporation plc	$325,807	$127,175	$663,241	$618,060

Per share data:
Basic
Income from continuing operations	$1.32	$0.57	$2.68	$1.71
Income (loss) from discontinued operations	—	(0.08)	—	0.68

Net income attributable to Noble Corporation plc	$1.32	$0.49	$2.68	$2.39

Diluted
Income from continuing operations	$1.32	$0.57	$2.68	$1.71
Income (loss) from discontinued operations	—	(0.08)	—	0.68

Net income attributable to Noble Corporation plc	$1.32	$0.49	$2.68	$2.39

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30,	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$164,430	$68,510
Accounts receivable	530,401	569,096
Prepaid expenses and other current assets	241,046	290,956

Total current assets	935,877	928,562

Property and equipment, at cost	14,717,312	14,442,922
Accumulated depreciation	(2,798,645)	(2,330,413)

Property and equipment, net	11,918,667	12,112,509

Other assets	203,474	245,751

Total assets	$13,058,018	$13,286,822

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$299,993	$—
Accounts payable	207,892	265,389
Accrued payroll and related costs	90,052	102,520
Other current liabilities	306,259	300,765

Total current liabilities	904,196	668,674

Long-term debt	4,188,727	4,869,020
Deferred income taxes	46,366	120,589
Other liabilities	325,956	341,505

Total liabilities	5,465,245	5,999,788

Commitments and contingencies
Equity
Total shareholders’ equity	6,870,029	6,564,730
Noncontrolling interests	722,744	722,304

Total equity	7,592,773	7,287,034

Total liabilities and equity	$13,058,018	$13,286,822

NOBLE CORPORATION PLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Cash flows from operating activities
Net income	$720,729	$678,350
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	473,913	696,380
Other changes in operating activities	57,583	13,568

Net cash from operating activities	1,252,225	1,388,298

Cash flows from investing activities
New construction	(41,001)	(1,204,283)
Other capital expenditures	(220,763)	(504,634)
Capitalized interest	(18,284)	(38,578)
Other investing activities	(40,905)	(52,466)

Net cash from investing activities	(320,953)	(1,799,961)

Cash flows from financing activities
Net change in borrowings outstanding on bank credit facilities	(1,123,495)	(569,489)
Dividend payments	(278,443)	(290,643)
Issuance of senior notes	1,092,728	—
Debt issuance costs on senior notes and credit facilities	(16,070)	(386)
Repayment of long-term debt	(350,000)	(250,000)
Long-term borrowings of Paragon Offshore	—	1,726,750
Financing costs on long-term borrowings of Paragon Offshore	—	(30,876)
Cash balances of Paragon Offshore in spin-off	—	(104,152)
Repurchases of shares	(100,630)	(52,701)
Other financing activities	(59,442)	(62,944)

Net cash from financing activities	(835,352)	365,559

Net change in cash and cash equivalents	95,920	(46,104)
Cash and cash equivalents, beginning of period	68,510	114,458

Cash and cash equivalents, end of period	$164,430	$68,354

NOBLE CORPORATION PLC AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended September 30,						Three Months Ended June 30,
	2015			2014			2015
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$873,813	$—	$873,813	$810,200	$—	$810,200	$771,307	$—	$771,307
Reimbursables	22,858	—	22,858	18,514	81	18,595	22,248	—	22,248
Other	—	—	—	1	—	1	—	—	—

	$896,671	$—	$896,671	$828,715	$81	$828,796	$793,555	$—	$793,555

Operating costs and expenses
Contract drilling services	$293,067	$—	$293,067	$385,674	$—	$385,674	$319,207	$—	$319,207
Reimbursables	17,783	—	17,783	12,979	662	13,641	17,652	—	17,652
Depreciation and amortization	155,180	5,472	160,652	156,213	5,033	161,246	153,579	5,544	159,123
General and administrative	15,196	—	15,196	24,552	50	24,602	22,424	—	22,424

	$481,226	$5,472	$486,698	$579,418	$5,745	$585,163	$512,862	$5,544	$518,406

Operating income	$415,445	$(5,472)	$409,973	$249,297	$(5,664)	$243,633	$280,693	$(5,544)	$275,149

Operating statistics
Jackups:
Average Rig Utilization	84%			91%			84%
Operating Days	1,005			951			993
Average Dayrate	$159,745			$182,128			$171,482
Semisubmersibles:
Average Rig Utilization	59%			67%			63%
Operating Days	432			674			455
Average Dayrate (1)	$698,512			$435,782			$403,319
Drillships:
Average Rig Utilization	100%			100%			100%
Operating Days	828			712			819
Average Dayrate	$497,147			$482,053			$509,783
Total:
Average Rig Utilization	82%			85%			83%
Operating Days	2,265			2,337			2,267
Average Dayrate (1)	$385,755			$346,699			$340,217

(1)	Includes dayrate portion of the settlement of the Noble Homer Ferrington matter with BP and Exxon during the third quarter of 2015. Exclusive of the settlement, the average dayrate for the third quarter of 2015 would have been $382,545 and $325,537 for semisubmersibles and the total fleet, respectively.

NOBLE CORPORATION PLC AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Numerator:
Basic
Income from continuing operations	$325,807	$147,389	$663,241	$442,528
Earnings allocated to unvested share-based payment awards	(7,143)	(2,286)	(14,661)	(7,053)

Income from continuing operations to common shareholders	$318,664	$145,103	$648,580	$435,475

Income (loss) from discontinued operations	$—	$(20,214)	$—	$175,532
Earnings allocated to unvested share-based payment awards	—	314	—	(2,798)

Income (loss) from discontinued operations, net of tax to common shareholders	$—	$(19,900)	$—	$172,734

Net income attributable to Noble Corporation plc	$325,807	$127,175	$663,241	$618,060
Earnings allocated to unvested share-based payment awards	(7,143)	(1,972)	(14,661)	(9,851)

Net income attributable to Noble Corporation plc to common shareholders	$318,664	$125,203	$648,580	$608,209

Diluted
Income from continuing operations	$325,807	$147,389	$663,241	$442,528
Earnings allocated to unvested share-based payment awards	(7,143)	(2,285)	(14,661)	(7,050)

Income from continuing operations to common shareholders	$318,664	$145,104	$648,580	$435,478

Income (loss) from discontinued operations	$—	$(20,214)	$—	$175,532
Earnings allocated to unvested share-based payment awards	—	313	—	(2,796)

Income (loss) from discontinued operations, net of tax to common shareholders	$—	$(19,901)	$—	$172,736

Net income attributable to Noble Corporation plc	$325,807	$127,175	$663,241	$618,060
Earnings allocated to unvested share-based payment awards	(7,143)	(1,972)	(14,661)	(9,846)

Net income attributable to Noble Corporation plc to common shareholders	$318,664	$125,203	$648,580	$608,214

Denominator:
Weighted average shares outstanding - basic	241,970	253,842	242,204	254,006
Incremental shares issuable from assumed exercise of stock options	—	107	—	114

Weighted average shares outstanding - diluted	241,970	253,949	242,204	254,120

Weighted average unvested share-based payment awards	5,424	3,999	5,475	4,114

Earnings per share
Basic
Continuing operations	$1.32	$0.57	$2.68	$1.71
Discontinued operations	—	(0.08)	—	0.68

Net income attributable to Noble Corporation plc	$1.32	$0.49	$2.68	$2.39

Diluted
Continuing operations	$1.32	$0.57	$2.68	$1.71
Discontinued operations	—	(0.08)	—	0.68

Net income attributable to Noble Corporation plc	$1.32	$0.49	$2.68	$2.39